Filed pursuant to Rule 424(b)(3)
File No. 333-260965

EATON VANCE RISK-MANAGED DIVERSIFIED EQUITY INCOME FUND
Supplement to Prospectus dated November 10, 2021

The following replaces the Financial Highlights contained in the Prospectus:

	Year Ended December 31,
	2022	2021	2020	2019	2018
Net asset value – Beginning of year	$ 10.380	$ 10.080	$ 9.340	$ 8.950	$ 10.080
Income (Loss) From Operations
Net investment income(1)	$ 0.035	$ 0.045	$ 0.067	$ 0.066	$ 0.059
Net realized and unrealized gain (loss)	(1.555)	1.159	1.585	1.236	(0.277)
Total income (loss) from operations	$ (1.520)	$ 1.204	$ 1.652	$ 1.302	$ (0.218)
Less Distributions
From net investment income	$ (0.033)	$ (0.045)	$ (0.080)	$ (0.066)	$ (0.486)
From net realized gain	(0.549)	(0.181)	(0.194)	—	—
Tax return of capital	(0.294)	(0.686)	(0.638)	(0.846)	(0.426)
Total distributions	$ (0.876)	$ (0.912)	$ (0.912)	$ (0.912)	$ (0.912)
Premium from common shares sold through shelf offering(1)	$ 0.006	$ 0.008	—	—	—
Net asset value – End of year	$ 7.990	$ 10.380	$ 10.080	$ 9.340	$ 8.950
Market value – End of year	$ 7.500	$ 10.690	$ 10.370	$ 9.330	$ 8.120
Total Investment Return on Net Asset Value(2)	(14.93)%	12.35%	18.78%	15.18%	(2.13)%
Total Investment Return on Market Value(2)	(22.46)%	12.47%	22.33%	26.82%	(7.06)%
Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$ 537,472	$ 677,045	$ 643,771	$ 595,471	$ 570,021
Ratios (as a percentage of average daily net assets):
Expenses	1.12%(3)	1.10%	1.11%	1.11%	1.10%
Net investment income	0.39%	0.44%	0.70%	0.71%	0.60%
Portfolio Turnover	55%	41%	52%	57%	53%

(See related footnotes.)

	Year Ended December 31,
	2017	2016	2015	2014	2013
Net asset value – Beginning of year	$ 9.980	$ 11.150	$ 12.060	$ 12.720	$ 11.950
Income (Loss) From Operations
Net investment income(1)	$ 0.078	$ 0.108	$ 0.197	$ 0.065	$ 0.088
Net realized and unrealized gain (loss)	0.968	(0.162)	0.007	0.335	1.734
Total income (loss) from operations	$ 1.046	$ (0.054)	$ 0.204	$ 0.400	$ 1.822
Less Distributions
From net investment income	$ (0.946)	$ (0.093)	$ (1.116)	$ (1.116)	$ (0.098)
Tax return of capital	—	(1.023)	—	—	(1.018)
Total distributions	$ (0.946)	$ (1.116)	$ (1.116)	$ (1.116)	$ (1.116)
Anti-dilutive effect of share repurchase program(1)	—	—	$ 0.002	$ 0.056	$ 0.064
Net asset value – End of year	$ 10.080	$ 9.980	$ 11.150	$ 12.060	$ 12.720
Market value – End of year	$ 9.630	$ 8.960	$ 10.160	$ 10.660	$ 11.270
Total Investment Return on Net Asset Value(2)	11.66%	0.60%	2.76%	4.49%	17.59%
Total Investment Return on Market Value(2)	18.82%	(0.88)%	5.93%	4.25%	19.47%
Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$ 641,923	$ 635,595	$ 710,166	$ 769,202	$ 851,013
Ratios (as a percentage of average daily net assets):
Expenses(4)	1.10%	1.11%	1.10%	1.10%	1.10%
Net investment income	0.78%	1.05%	1.68%	0.52%	0.71%
Portfolio Turnover	87%	79%	77%	66%	42%
(1)	Computed using average shares outstanding.
(2)	Returns are historical and are calculated by determining the percentage change in net asset value or market value with all distributions reinvested. Distributions are assumed to be reinvested at prices obtained under the Fund’s dividend reinvestment plan.
(3)	Includes a reduction by the investment adviser of a portion of its adviser fee due to the Fund’s investment in the Liquidity Fund (equal to less than0.005% of average daily net assets for the year ended December 31, 2022).
(4)

Excludes the effect of custody fee credits, if any, of less than 0.005%. Effective September 1, 2015, custody fee credits, which were earned on cash deposit balances, were discontinued by the custodian.

April 18, 2023